                                                                      EXHIBIT 13

                              SEVERANCE AGREEMENT
                              -------------------


     This Severance Agreement (the "Agreement") is made and entered into effective as of January 24, 1995 (the "Effective Date"), by and between George Riviere (the "Employee") and State Of The Art, Inc. (the "Company").

                                   RECITALS
                                   --------

     A. It is expected that the Company may from time to time consider the possibility of an acquisition by another company or other change of control.
The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

     C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee's termination of employment following a Change of Control or otherwise which provides the Employee with enhanced financial security and provides efficient incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D.    Certain capitalized terms used in the Agreement are defined in
Section 6 below.

     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

     1.    Duties and Scope of Employment.
           ------------------------------

           (a)   Position.  The Company shall employ the Employee in the
                 --------
position of Vice President-Research and Design, with such duties, responsibilities and compensation as in effect as of the Effective Date; provided, however, that the Board and the Chief Executive Officer of the Company (the "CEO") shall have the right to revise such responsibilities and compensation from time to time as the Board or the CEO may deem necessary or appropriate. If any such revision constitutes "Involuntary Termination" as defined in Section 6(d) of this Agreement, the Employee shall be entitled to benefits upon such Involuntary Termination as provided under this Agreement.

           (b)   Obligations.  The Employee shall devote his full business
                 -----------
efforts and time to the Company and its subsidiaries. The foregoing, however, shall not preclude the Employee from engaging in such activities and services as do not interfere or conflict with his responsibilities to the Company.

     2.    At-Will Employment.  The Company and the Employee acknowledge that
           ------------------
the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and practices or other agreements with the Company at the time of termination. The terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied or (ii) two years after the Effective Date; provided, however, that until such time as notice of
                          --------
non-renewal or termination of this Agreement is given by either the Company or the Employee to the other, beginning one year after the Effective Date, this Agreement shall automatically be extended by one month effective as of the end of each month so that the remaining outstanding term of the Agreement is approximately one year; provided further that in no event shall the term of this
                        -------- -------
Agreement be so extended to a date more than five years after the Effective Date. Notwithstanding the foregoing, this Agreement may be extended for an additional period or periods by mutual written agreement of the Company and the Employee. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

     3.    Compensation and Benefits.
           -------------------------

           (a)   Base Compensation.  The Company shall pay the Employee as
                 -----------------
compensation for services a base salary at the annualized rate of $137,500. Such salary shall be reviewed at least annually and shall be adjusted from time to time. Such salary shall be paid periodically in accordance with normal Company payroll. The annual compensation specified in this Section 3(a), as adjusted from time to time, is referred to in this Agreement as "Base Compensation."

           (b)   Bonus.  Beginning with the Company's current fiscal year and
                 -----
for each fiscal year thereafter during the term of this Agreement, the Employee shall be eligible to receive an annual bonus (the "Bonus") based upon an earnings target approved by the Board (the "Target Bonus"). The Bonus payable hereunder shall be payable in accordance with the Company's normal practices and policies.

           (c)   Employee Benefits.  The Employee shall be eligible to
                 -----------------
participate in the employee benefit plans and executive compensation programs maintained by the Company of general applicability to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of the Board or any committee administering such plan or program.

     4.    Severance Benefits.
           ------------------

           (a)   Termination Following A Change of Control.  If the Employee's
                 -----------------------------------------
employment with the Company terminates at any time within twelve (12) months after a Change of Control, then, subject to Section 5, the Employee shall be entitled to receive severance benefits as follows:

                 (i)   Involuntary Termination.  If the Employee's employment
                       -----------------------
terminates as a result of Involuntary Termination other than for Cause, then the Company shall pay the Employee within ten (10) business days after the Termination Date a lump sum amount equal to twelve (12) months Base Compensation of the Employee at the time of such termination (without giving effect to any reduction in Base Compensation that resulted in such Involuntary Termination). In addition, the Employee shall be entitled to a payment of a pro-rata portion
                                                              --------
of the Target Bonus determined by multiplying the Target Bonus by a fraction, the numerator of which shall be the number of days in which the Employee was employed by the Company in the fiscal year in which such termination occurs, and the denominator of which shall be the number of days in such fiscal year, such payment to be made in a lump sum within ten (10) business days after the Termination Date.

                 (ii)  Voluntary Resignation; Termination For Cause.  If the
                       --------------------------------------------
Employee's employment terminates by reason of the Employee's voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established (and applicable) under the Company's then existing severance and benefits plans and policies at the time of such termination.

                 (iii) Disability; Death.  If the Company terminates the
                       -----------------
Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established (and applicable) under the Company's then existing severance and benefits plans and policies at the time of such Disability or death.

           (b)   Termination Apart from Change of Control.  If, within two (2)
                 ----------------------------------------
years of the Effective Date, the Employee's employment with the Company terminates, either prior to the occurrence of a Change of Control or in the absence of a Change, of Control, then, subject to Section 5, the Employee shall be entitled to receive severance benefits as follows:

                 (i)   Involuntary Termination.  If the Employee's employment
                       -----------------------
terminates as a result of Involuntary Termination other than for Cause, then the Company shall pay the Employee within ten (10) business days after the Termination Date a lump sum amount equal to twelve (12) months Base Compensation of the Employee at the time of such termination (without giving effect to any reduction in Base Compensation that resulted in such Involuntary Termination). In addition, the Employee shall be entitled to a payment of a pro-rata portion
                                                              --------
of the Target Bonus
determined by multiplying the Target Bonus by a fraction, the numerator of which shall be the number of days in which the Employee was employed by the Company in the fiscal year in which such termination occurs, and the denominator of which shall be the number of days in such fiscal year, such payment to be made in a Jump sum within ten (10) business days after the Termination Date.

                 (ii)  Voluntary Resignation; Termination for Cause.  If the
                       --------------------------------------------
Employee's employment terminates by reason of the Employee's voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established (and applicable) under the Company's then-existing severance and benefits plans and policies at the time of such termination.

                 (iii) Disability; Death.  If the Company terminates the
                       -----------------
Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established (and applicable) under the Company's then-existing severance and benefits plans and policies at the time of such Disability or death.

           (c)   Benefits; Misc.  In the event the Employee is entitled to
                 --------------
severance benefits pursuant to subsection 4(a)(i) or subsection 4(b)(i), then in addition to such severance benefits, the Employee shall receive 100% Company-paid health, dental and life insurance coverage as provided to such employee immediately prior to the Employee's termination (the "Company-Paid Coverage"). If such coverage included the Employee's dependents immediately prior to the Employee's termination, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue for twelve (12) months following termination until (and to the extent) the Employee becomes covered under another employer's group health, dental or life insurance plan. In addition, (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

           (d)   Options.  In the event the Employee is entitled to severance
                 -------
benefits pursuant to subsection 4(a)(i), upon such termination, in addition to any portion of the Employee's stock options that were exercisable immediately prior to such termination, such options shall immediately become exercisable as to an additional amount as though the Employee had remained continuously employed for a period of thirty-six (36) months following such termination, for the period prescribed in such option plans.

     5.    Limitation on Payments and Benefits.
           -----------------------------------

           (a)   Limitation.  To the extent that any of the payments and
                 ----------
benefits provided for in this Agreement c "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and, but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times Employee's "base amount" (as defined in the
Code).

           (b)   Company Notice.  Within thirty (30) days after the later of
                 --------------
Termination or the related change of control, the Company shall notify Employee in writing if it believes that any reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is required to comply with the provisions of Section 5(a) hereof. If the Company determines that any such reduction is required, it will provide Employee with copies of the information used and calculations made by the Company to determine the amount of such reduction.

           (c)   Employee Response; Dispute Resolution.  Within thirty (30) days
                 -------------------------------------
after the Employee's receipt of the Company's notice pursuant to Section 5(b) hereof, Employee shall notify the Company in writing if Employee disagrees with the amount of reduction determined by the Company. As part of such notice, Employee shall also advise the Company of the amount of reduction, if any, that Employee has, in good faith, determined to be necessary to comply with the provisions of Section 5(a) hereof. Failure by Employee to provide this notice within the time allowed will be treated as acceptance by Employee of the amount of reduction determined by the Company. If any differences regarding the amount of the reduction have not been resolved by mutual agreement within sixty (60) days after Employee's receipt of the Company's notice pursuant to Section 5(b) hereof, the amount of reduction determined by Employee will be conclusive and binding on both parties unless, prior to the expiration of such sixty (60) day period, the Company notifies Employee in writing of the Company's intention to have the matter submitted to arbitration for resolution and proceeds to do so promptly. If the Company gives no notice to Employee of a required reduction as provided in Section 5(b) hereof, Employee may unilaterally determine the amount of reduction required, if any, and, upon written notice to the Company, that amount will be conclusive and binding on both parties.

           (d)   Determination of Payments Reduced.  If a reduction in the
                 ---------------------------------
payments and benefits that would otherwise be paid or provided to Employee under the terms of this Agreement is necessary to comply with the provisions of
Section 5(a) hereof, Employee shall be entitled to select which payments or benefits will be reduced (so long as the requirements of Section 5(a) hereof are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of
Section 5(c) hereof, Employee will notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by Employee, the Company will determine which amounts to reduce. If, as a result of the reductions required by Section 5(a) hereof, the amounts previously paid to Employee exceed the amount to which Employee is entitled, Employee will promptly return the excess amount to the Company. In the event such excess amount (or any portion thereof) is determined (by a final determination by the IRS or a court decision or a binding agreement with the IRS) to be subject to the excise tax imposed by Section 4999 of the Code notwithstanding the return of such excess amount by Employee to the Company in accordance with the preceding sentence, the Company shall promptly return such excess amount (or portion thereof) to Employee. The Company shall have no obligation (as between Employee and the Company) to pay any excise tax imposed on Employee by Section 4999 of the Code with respect to any payments and benefits provided in this Agreement which constitute "parachute payments" within the meaning of Section 280G of the Code (other than to the extent the Company has withheld any such amounts).

     6.    Definition of Term.  The following terms referred to in this
           ------------------
Agreement shall have the following meanings:

           (a)   Cause.  "Cause" shall mean:
                 -----

                  (i) Employee's continued failure to substantially perform his duties or responsibilities hereunder for a period of 30 days after notice thereof from the Board of Directors or Chief Executive Officer of the Company to Employee setting forth in reasonable detail the respects in which the Company believes Employee has not substantially performed his duties or responsibilities hereunder;

                 (ii) Employee personally engaging in knowing and intentional illegal conduct which is seriously injurious to the Company or its affiliates;

                (iii) Employee being convicted of a felony, or committing an act of dishonesty or fraud against, or the misappropriation of property belonging to, the Company or its affiliates;

                 (iv)  The performance by Employee of those acts identified in
Section 2924 of the California Labor Code;

                  (v) Employee knowingly and intentionally breaching in any material respect the terms of this Agreement (or any confidentiality agreement or invention or proprietary information agreement with the Company);

                 (vi) Employee's commencement of employment with another employer while he is an employee of the Company; or

                (vii) any material breach by Employee of any material provision of this Agreement which continues uncured for 30 days following notice thereof.

           (b)   Change of Control.  "Change of Control" shall mean the
                 -----------------
occurrence of any of the following events:

                  (i) Any "person" or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company's then outstanding voting securities; or

                 (ii) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors me Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets (other than to a subsidiary or subsidiaries).

           (c)   Disability.  "Disability" shall mean that the Employee has been
                 ----------
or will be unable to perform his duties under this Agreement for a period of three or more months due to illness, accident or other physical or mental incapacity.

           (d)   Involuntary Termination.  "Involuntary Termination" shall mean:
                 -----------------------

                  (i) the continued assignment to Employee of any duties or the continued significant reduction of Employee's duties, either of which is substantially inconsistent with the level of Employee's position with the Company, for a period of 30 days after notice thereof from Employee to the Chief Executive Officer of the Company setting forth in reasonable detail the respects in which Employee believes such assignments or duties are substantially inconsistent with the level of Employee's position;

                 (ii) a material reduction in Employee's salary, other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

                (iii) a material reduction by the Company in the kind or level of employee benefits (other than salary and bonus) to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefits package (other than salary and bonus) is substantially reduced (other than any such reduction applicable to officers of the Company generally);

                 (iv) the relocation of Employee's principal place for the rendering of the services to be provided by him hereunder to a location more than fifty (50) miles from the present location of the principal executive office of the Company; or

                  (v) any material breach by the Company of any material provision of this Agreement which continues uncured for 30 days following notice thereof;

provided that none of the foregoing shall constitute Involuntary Termination to the extent Employee has agreed thereto.

           (e)   Termination Date.  "Termination Date" shall mean (i) if the
                 ----------------
Employee's employment is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee's duties on a full-time basis during such thirty (30) day period), (ii) if the Employee's employment is terminated by the Company for any other reason, the date on which a notice of termination is given, or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

     7.    Successors.
           ----------

           (a)   Company's Successors.  Any successor to the Company (whether
                 --------------------
direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

           (b)   Employee's Successors.  The terms of this Agreement and all
                 ---------------------
rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8.    Notice.
           ------

           (a)   General.  Notices and all other c contemplated by this
                 -------
Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

           (b)   Notice of Termination.  Any termination by the Company for
                 ---------------------
Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which SMU be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     9.    Arbitration.  At the option of either party, any and all disputes or
           -----------
controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with the rules and regulations of that Association.

           The arbitrator shall be selected as follows: In the event the Company and the Employee agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Employee do not so agree, the Company and the Employee shall each select One independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

           Arbitration shall take place in Orange County, California, or any other location Mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only of the Company or the Employee and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information and to maintain such information in secrecy until such information shall become generally known. The arbitrator, who shall act by majority vote, shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs, provided that punitive damages shall not be awarded. The decree or judgment of an award rendered by the arbitrators may be entered in any court having Jurisdiction thereof.

           Reasonable notice of de time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require.

     10.   Miscellaneous Provisions.
           ------------------------

           (a)   No Duty to Mitigate.  The Employee shall not be required to
                 -------------------
mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

           (b)   Waiver.  No provision of this Agreement shall be modified,
                 ------
waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

           (c)   Whole Agreement.  No agreements, representations or
                 ---------------
understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

           (d)   Choice of Law.  The validity, interpretation, construction and
                 -------------
performance of this Agreement shall be governed by the laws of the State of California.

           (e)   Severability.  The invalidity or unenforceability of any
                 ------------
provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

           (f)   No Assignment of Benefits.  The rights of any person to
                 -------------------------
payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

           (g)   Employment Taxes.  All payments made pursuant to this Agreement
                 ----------------
will be subject to withholding of applicable income and employment taxes.

           (h)   Assignment by Company.  Company may assign its rights under
                 ---------------------
this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

           (i)   Counterparts.  This Agreement may be executed in counterparts,
                 ------------
each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

           IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:                     STATE OF THE ART, INC.


                             By: /s/ David W. Hanna
                                -----------------------------------
                                     David W. Hanna

                             Title: President, C.E.O. and Chairman of the Board
                                   ---------------------------------

EMPLOYEE:                        /s/ George Riviere
                             ---------------------------------------
                                         George Riviere